Exhibit 99.1

     Deckers Outdoor Corporation Reports Second Quarter Results;
       Exceeds First Call Earnings Per Share Consensus Estimate


    GOLETA, Calif.--(BUSINESS WIRE)--July 24, 2003--Deckers Outdoor Corporation (Nasdaq:DECK)

   Company Announces Favorable Ruling in European Anti-Dumping Case

                      Raises Guidance for FY 2003

    Deckers Outdoor Corporation (Nasdaq:DECK) today announced financial results for the second quarter ended June 30, 2003.
    For the second quarter, net sales increased 9% to $24.3 million compared to $22.4 million in the same period last year. Net earnings for the quarter increased 212% to $2,006,000, compared to net earnings of $642,000 last year, and diluted earnings per share increased 143% to $0.17 compared to diluted earnings per share of $0.07 in the second quarter of 2002. The improvement in second quarter earnings partly resulted from a favorable final ruling in the Company's appeal against European anti-dumping duties which were levied in 1997. The matter was ultimately decided in the Company's favor during the second quarter, resulting in the reversal of the previously established $500,000 accrual ($300,000 after tax, or $0.03 per share).
    For the six months ended June 30, 2003, net sales increased 9% to $60.4 million compared to $55.6 million in the same period last year. Net earnings for the first half of fiscal 2003 increased 121% to $6.2 million, compared to net earnings before cumulative effect of change in accounting principle described below of $2.8 million last year. Diluted earnings per share increased 86% to $0.54 compared to earnings before cumulative effect of change in accounting principle of $0.29 in the first half of fiscal 2002.
    As previously reported, on January 1, 2002 Deckers implemented Statement of Financial Accounting Standards No. 142 ("SFAS 142"), Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized to earnings but instead be reviewed periodically for impairment. The implementation of SFAS 142 resulted in a goodwill impairment charge of approximately $9.0 million during the six months ended June 30, 2002, which was recorded as a cumulative effect of change in accounting principle. In addition, SFAS 142 provides that goodwill no longer be amortized.
    Douglas Otto, Chairman & CEO, stated, "We exceeded expectations primarily due to double digit growth in our Teva business during the second quarter. Teva branded product experienced a strong sell through and healthy reorder business despite the unseasonably cold weather experienced throughout much of the country. Additionally, our earnings continue to be positively impacted by our recent Teva acquisition which has resulted in the elimination of royalty payments as well as increased sales from the growing high-margin Internet and catalog retailing business, which was acquired as part of the Teva acquisition."
    Teva sales for the second quarter increased 15% to $22.4 million from $19.5 million in the same period a year ago, while Simple sales were $1.5 million compared to $2.6 million last year. Reflecting the seasonal nature of Ugg's business, Ugg sales were $0.4 million compared to $0.3 million.
    Otto further commented, "Strong retail response to our core Teva product helped the brand outpace the competition in the sport sandal category. As we approach the fall selling season we are encouraged by our second full line of closed toe product, led by the introduction of the Oraibi model in our Nomadic series of rugged outdoor footwear. Ugg's popularity continues to outperform our expectations and, as we enter the back half of the year, the brand is well positioned to once again deliver another solid performance in 2003. As for Simple, we continue to execute a strategy that we believe will result in a resurgence of the brand in the casual footwear market. To that end, we will be introducing several new styles and categories at the WSA trade show in August, highlighted by several new styles of retro inspired sneakers and the introduction of a Simplegirl line of sandals and thongs for a younger demographic."
    Gross margin for the quarter increased to 48.6% compared to 45.0% in the second quarter of last year, primarily due to the strength of the Euro in the European market, the addition of the higher gross margin Internet and catalog sales and a reduced impact of closeout sales compared to that of the second quarter last year. Selling, general and administrative expenses decreased by $1,813,000 to $7,154,000 for the second quarter compared to $8,967,000 in the year ago period. The decrease was due to a variety of factors including the favorable impact of the recent Teva acquisition, which eliminated $1,287,000 of Teva royalties and $236,000 of Teva license cost amortization. In addition, selling, general and administrative expenses decreased as a result of the favorable resolution of the anti-dumping duties matter and lower bad debt expense, partially offset by higher sales commissions on the increased sales levels, increased marketing expenditures and the addition of the operating costs of the newly acquired Internet and catalog retailing business.
    In June 2003, Deckers made a $2 million early repayment of a portion of its outstanding subordinated debt which was otherwise not due until 2008. In connection with the repayment, Deckers incurred a $100,000 pre-payment fee and recorded an additional $100,000 charge to write off a pro rata share of the related loan costs. These aggregate costs of $200,000 are included in interest expense for the second quarter of 2003. By replacing this debt with a lower interest-bearing advance on its line of credit, the Company estimates it has eliminated annual interest costs of approximately $200,000 to $250,000 for each of the next five years.
    During the second quarter, Deckers reduced its outstanding debt by approximately $3.9 million, including the $2 million repayment of subordinated debt described above. While sales increased 9% compared to the same period last year, through improved collections Deckers has reduced its accounts receivable by 9% since June 30, 2002. Inventories increased $6.2 million compared to those at June 30, 2002, reflecting an increase for Ugg of $4.7 million, an increase for Teva of $2.3 million and a decrease for Simple of $0.8 million. The increase in inventory resulted primarily from a continuing change in the seasonality and nature of the business which includes the increase in Ugg sales in general, and more particularly, the further expansion of Ugg business in the third quarter. In addition, Teva's fall closed toe shoe business is increasing, while retailers are also carrying Teva's basic sport sandal models year round. As a result of these trends, Deckers brought in its fall inventories earlier in the season this year and also increased the depth of inventory for the fall season. Because this shift is in response to fall seasonality, Deckers expects the inventory balances to return to amounts comparable to last year's by December 31, 2003.
    Due to the better-than-expected second quarter results, Deckers increased its guidance for fiscal year 2003. Deckers now anticipates sales for fiscal year 2003 to range from $104 million to $108 million and expects diluted earnings per share to range from $0.57 to $0.59, up from the previous guidance of $0.50 to $0.53 per share. Deckers currently expects third quarter 2003 sales to range from $19 million to $20 million and loss per share to range from ($0.04) to ($0.05) per share.
    Deckers expects 2003 Teva sales to be $70 million to $72 million, Simple sales to be $9 million to $10 million and Ugg sales to be $25 million to $26 million.
    Otto concluded, "We believe our strong performance in the first six months of 2003 bodes well for business throughout the remainder of the year and beyond. We are extremely pleased with our performance during the spring 2003 Teva season, and as it comes to a close we are enthusiastic about the coming transition to the fall season as we continue to roll out our Teva closed toe footwear offering and as we enter the Ugg selling season, which we expect will contribute to another record year for Ugg. Over the past several years we have successfully diversified our brands, product, and distribution to become a well balanced company, both operationally and financially. We move ahead with a powerful platform and a solid management team dedicated to delivering long-term earnings growth."

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and Ugg brand names.

    Deckers Outdoor Corporation will host a conference call to review second quarter fiscal 2003 results, which will be broadcast live over the Internet on Thursday, July 24, 2003 at 10:00 a.m. Eastern Time. The broadcast will be hosted at http://www.viavid.com and http://www.deckers.com . A replay of the call will be available until July 31, 2003 at midnight at 877-519-4471, passcode: 4041391.

    All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates regarding sales and earnings per share results for the year ending December 31, 2003 and for the quarter ending September 30, 2003 as well as the 2003 sales expectations for each of the Company's three brands. These forward-looking statements are based on the Company's expectations as of today, July 24, 2003. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. The Company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Among the factors that could impact results are the general economic conditions and strength or weakness in the retail environments in which the Company's products are sold. In addition, the Company's sales are highly dependent on consumer preferences, which are difficult to assess and can shift rapidly. Any shift in consumer preferences away from one or more of the Company's product lines could result in lower sales as well as obsolete inventory, both of which could adversely affect the Company's results of operations, financial condition and cash flows. The Company also depends on its customers continuing to carry and promote its various lines. Availability of products can also affect the Company's ability to meet its customers' orders. Sales of the Company's products, particularly those under the Teva(R) and Ugg(R) lines, are very sensitive to weather conditions. Extended periods of unusually cold weather during the spring and summer could adversely impact demand for the Company's Teva(R) line. Likewise, unseasonably warm weather during the fall and winter months could adversely impact demand for the Company's Ugg(R) product line. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the 2002 Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q or this news release.


                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
                             (Unaudited)


                                          June 30,       December 31,
           Assets                           2003             2002
                                       --------------   --------------


Current assets:
   Cash and cash equivalents          $    2,212,000        3,941,000
   Trade accounts receivable, net         15,822,000       20,851,000
   Inventories                            22,957,000       17,067,000
   Prepaid expenses and other current
    assets                                   685,000          783,000
   Deferred tax assets                     1,919,000        1,919,000
                                       --------------   --------------
       Total current assets               43,595,000       44,561,000

Property and equipment, at cost, net       3,397,000        3,864,000
Intangible assets, less applicable
 amortization                             70,710,000       70,773,000
Deferred tax assets                        1,428,000        1,428,000
Other assets                               1,485,000        1,786,000
                                       --------------   --------------

                                      $  120,615,000      122,412,000
                                       ==============   ==============

  Liabilities and Stockholders' Equity

Current liabilities:
   Notes payable and current
    installments of long-term debt    $    3,620,000        3,951,000
   Trade accounts payable                  8,351,000       12,916,000
   Accrued expenses                        3,433,000        4,509,000
   Income taxes payable                    3,782,000          732,000
                                       --------------   --------------
       Total current liabilities          19,186,000       22,108,000
                                       --------------   --------------

Long-term debt, less current
 installments                             28,774,000       35,077,000

Stockholders' equity:
   Preferred stock                         5,500,000        5,500,000
   Common stock                               96,000           95,000
   Additional paid-in capital             26,761,000       26,210,000
   Retained earnings                      40,107,000       33,898,000
   Accumulated other comprehensive
    income (loss)                            191,000         (476,000)
                                       --------------   --------------
       Total stockholders' equity         72,655,000       65,227,000
                                       --------------   --------------

                                      $  120,615,000      122,412,000
                                       ==============   ==============



                     DECKERS OUTDOOR CORPORATION
                           AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations
                             (Unaudited)


                    Three-month period ended   Six-month period ended
                            June 30,                  June 30,
                    ------------------------  ------------------------
                        2003         2002         2003         2002
                    -----------  -----------  -----------  -----------

Net sales          $24,342,000   22,369,000   60,444,000   55,628,000
Cost of sales       12,510,000   12,298,000   32,372,000   30,443,000
                    -----------  -----------  -----------  -----------
   Gross profit     11,832,000   10,071,000   28,072,000   25,185,000

Selling, general
 and administrative
 expenses            7,154,000    8,967,000   15,307,000   20,367,000
                    -----------  -----------  -----------  -----------
   Earnings from
    operations       4,678,000    1,104,000   12,765,000    4,818,000

Other expense
 (income):
   Interest, net     1,334,000      (10,000)   2,431,000      (27,000)
   Other                 1,000       11,000      (14,000)      28,000
                    -----------  -----------  -----------  -----------

Income before
 income taxes and
 cumulative effect
 of accounting
 change              3,343,000    1,103,000   10,348,000    4,817,000
Income taxes         1,337,000      461,000    4,139,000    2,013,000
                    -----------  -----------  -----------  -----------
Income before
 cumulative effect
 of accounting
 change              2,006,000      642,000    6,209,000    2,804,000
Cumulative effect
 of accounting
 change, net of
 $843,000 income
 tax benefit               ---          ---          ---   (8,973,000)
                    -----------  -----------  -----------  -----------

Net income (loss)  $ 2,006,000      642,000    6,209,000   (6,169,000)
                    ===========  ===========  ===========  ===========


Basic income per
 common share
 before cumulative
 effect of
 accounting change $      0.21         0.07         0.65         0.30
Cumulative effect
 of accounting
 change                    ---          ---          ---        (0.96)
                    -----------  -----------  -----------  -----------
Basic net income
 (loss) per common
 share             $      0.21         0.07         0.65        (0.66)
                    ===========  ===========  ===========  ===========

Average basic
 common shares       9,536,000    9,307,000    9,545,000    9,326,000
                    ===========  ===========  ===========  ===========

Diluted income per
 common share
 before cumulative
 effect of
 accounting change $      0.17         0.07         0.54         0.29
Cumulative effect
 of accounting
 change                    ---          ---          ---        (0.93)
                    -----------  -----------  -----------  -----------
Diluted net income
 (loss) per common
 share             $      0.17         0.07         0.54        (0.64)
                    ===========  ===========  ===========  ===========

Average diluted
 common shares      11,611,000    9,732,000   11,487,000    9,665,000
                    ===========  ===========  ===========  ===========


    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
                 or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs or Brendon Frey, 203-222-9013